Exhibit 99.1

Amplify Energy Announces Appointment of Patrice Douglas to its Board of Directors

HOUSTON, February 10, 2021 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today the appointment of Patrice Douglas to the Company’s Board of Directors (the “Board”). Ms. Douglas will serve on the Audit Committee of the Board.

Ms. Douglas is an attorney, who represents financial institutions, energy companies, municipalities, and utilities on legal, regulatory and compliance matters. Previously, Ms. Douglas served as Senior Vice President and then President of SpiritBank from 2004 to 2007 and Executive Vice President of First Fidelity Bank from 2007 to 2011. Ms. Douglas was elected as mayor of Edmond, Oklahoma in 2009 and served for two terms. As a member of the U.S. Conference of Mayors, she served on the committee for tourism. Ms. Douglas was appointed by Oklahoma’s Governor to the Oklahoma Corporation Commission where she served from 2011 to 2015, having been re-elected unopposed in 2012. She was elected to be chairman of the Commission in 2012. Ms. Douglas’ prior experiences also include service as a member of the board of directors and chair of the nominating and governance and audit committees for Midstates Petroleum Company, Inc. from September 2016 to August 2019, a member of the board of directors and audit committee for Bank SNB from August 2016 to May 2018 and a member of the board of directors for Southwest BanCorp. from 2016 to 2019. Ms. Douglas received a B.S. in Computer Information Systems from Oklahoma Christian University and J.D. from the University of Oklahoma.

Chris Hamm, Amplify’s Chairman of the Board commented, “We are excited to welcome Patrice to our Board of Directors and believe Patrice’s business and regulatory expertise will be of significant value to Amplify. We appreciate her willingness to serve as a director and look forward to benefiting from her experience and judgment.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com